Exhibit 10.03

PURCHASE AGREEMENT

PURCHASE AGREEMENT dated and effective as of July 31, 2020, by and among KORTH DIRECT MORTGAGE INC., a Florida corporation (“KDM”); J.W. KORTH & COMPANY LIMITED PARTNERSHIP, a Michigan limited partnership (the “Partnership”); and JW KORTH LLC, a Florida limited liability company (“General Partner”) (each a “Party” and collectively the “Parties.”)

WHEREAS, KDM is a commercial mortgage lender and a Securities and Exchange Commission (“SEC”) reporting company engaged in financing commercial loans through the offer and sale of its notes (the “Securities”) to qualified institutional buyers and accredited investors; and

WHEREAS, the Partnership is a broker-dealer and a financial advisor registered with the United States Securities and Exchange Commission (the “SEC”) and a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, KDM offers its Securities through the Partnership as an underwriter, placement agent or initial purchaser; and

WHEREAS, KDM has issued and outstanding 5,000,000 shares of common stock, which is KDM’s sole voting class of stock, all of which common shares the Partnership owns of record and is accordingly the controlling shareholder of KDM; and

WHEREAS, the General Partner is the sole general partner of the Partnership and the beneficial owner of 73.6% of the Partnership’s Common Capital Interests, which is the sole class of Partnership voting interests; and

WHEREAS, the Parties have determined that it is in the best interest of each Party that the Partnership and the General Partner be acquired by, and become subsidiaries of, KDM; and

WHEREAS, The parties desire to (i) make no changes in the management, clearing and bank accounts, staffing, and registrations of the Partnership; and (ii) maintain the Partnership’s SEC registrations as a broker-dealer and investment advisor and FINRA registration a broker-dealer.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto, intending legally to be bound, agree as follows:

1.       The Acquisition. Upon and subject to the terms and conditions set forth in this Agreement, KDM shall acquire (i) the General Partner, including but not limited to its 73.6% Common Capital Interest in the Partnership; all of Partnership’s Common Capital Interests not held by the General Partner, and all of the Partnership’s Preferred Capital Interests for the consideration and subject to the terms and conditions which follow.

2.       Distribution of KDM Common Shares. On or before Closing, as hereinafter defined, the Partnership shall distribute all of its 5,000,000 shares of the common stock of KDM to its Common Capital Interest partners pro rata in accordance with their relative Common Capital Interests, as defined in the Partnership’s Limited Partnership Agreement dated February 20, 1990 (the “Limited Partnership Agreement”), and pursuant to the Partnership Resolution annexed as Exhibit A to this Agreement.

3.       Certain Actions to be taken by KDM at Closing. At Closing, KDM shall (i) purchase all of the equity in the General Partner, JWK, LLC, a Florida limited liability company, from its members, for consideration of (i) the payment to the Partnership’s Preferred Capital Interest Partners of the amount of all dividends accrued and unpaid to the Preferred Capital Interest Partners calculated at an annual rate of 6% through July 31, 2020, and (ii) pay to James Korth the sum of $150,000 as consideration for his interest in the General Partner’s Common Capital Interest account.

4.       Certain Actions to be taken by James Korth and Holly MacDonald-Korth at Closing. James Korth and Holly MacDonald-Korth shall sell and assign their respective member interests in the General Partner to KDM.

5.       The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur by email or other electronic means as of, and effective on, July 31, 2020, at 10:00 a.m. local time.

6.       Additional Commitments of KDM. KDM agrees to take the following actions after Closing:

a.	Retain James Korth as the Partnership’s Managing Partner, retain Holly MacDonald-Korth as the Partnership’s Chief Financial Officer, and retain all other employees of the Partnership employed at Closing.

b.	Operate the Partnership as a broker-dealer and investment advisor, and in accordance with the rules and regulations of, and registered with, the SEC and FINRA.

c.	Pay the quarterly dividends to the Preferred Capital Interest Partners each time as it pays the dividends on its Series A Perpetual Convertible Preferred stock, but not less than annually.

d.	Redeem annually 25% of the Preferred Partners’ Preferred Interests pro rata to each owner of a Preferred Capital Interest, but only in such years as it pays dividends on its Series A Perpetual Convertible Preferred stock and only through a contribution of capital to the Partnership.

e.	Make a Discretionary Redemption of the accounts of all the Limited Partners pursuant to the Partnership’s Limited Partnership Agreement.

7.       Additional Actions. If at any time after Closing KDM shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in KDM, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either the General Partner or the Partnership or (b) otherwise to carry out the purposes of this Agreement, KDM and its officers and directors or their designees shall be authorized (to the fullest extent allowed under applicable law) to execute and deliver, in the name and on behalf of either the Partnership or the General Partner, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Partnership or the General Partner, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Partnership and the General Partner, as applicable, and otherwise to carry out the purposes of this Agreement.

8.       Managers and Officers of the General Partner; Partnership Employees and Representatives. At all times after Closing (i) James W. Korth shall remain the Managing Partner, and Holly MacDonald-Korth shall remain the Chief Financial Officer, of the General Partner of the Partnership, and (ii) all representatives of the Partnership as of the date of Closing shall remain employed by the Partnership, subject to such new hires or terminations as James W. Korth shall determine in his sole discretion.

9.       Matters Concerning the SEC and FINRA; Certificate of Limited Partnership and the Limited Partnership Agreement of the Partnership. At or prior to Closing, as it shall determine in its sole discretion the General Partner shall cause the Partnership to (i) notify the SEC and FINRA of the transactions which are the subject of this Agreement and make such other regulatory filings as may be necessary to cause the Partnership to continue as a duly licensed broker-dealer and investment advisor by all federal and state agencies as may be necessary to continue the Partnership’s registrations as a broker-dealer and investment advisor, (ii) make such state filings as may be necessary to continue the Partnership as a Michigan limited partnership and as otherwise may be appropriate to effect and carry out fully the purposes of this Agreement.

10.       No Change of Control of the Partnership, Prior to the acquisitions of the General Partner and the Partnership James Korth and Holly MacDonald-Korth controlled 84% of the voting interests of the Partnership. After completion of the acquisitions, James Korth and Holly MacDonald-Korth shall control 84% of the outstanding common shares of KDM, which shall initially control 74% of the voting interests of the Partnership and, after the Discretionary Redemptions made under 6(e), above, 100% of the voting interests of the Partnership.

11.       Separate Signature Copies Valid. This agreement may be signed by each party on separate copies of this agreement and emailed to James W. Korth at jwkorth@jwkorth.com to be valid.

In Witness Whereof, the Parties have executed this Agreement as of July 31, 2020.

/s/ James W. Korth
James Wilder Korth, Managing Member of
J. W. Korth LLC

/s/ James W. Korth
James Wilder Korth, Managing Partner of
J. W. Korth & Company Limited Partnership

/s/ James W. Korth
James Wilder Korth, Chief Executive
Officer of Korth Direct Mortgage Inc.

/s/ Holly MacDonald-Korth
Holly MacDonald-Korth, President of
Korth Direct Mortgage Inc.